UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.              )

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Genzyme Corporation
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Comparison of AFL-CIO Executive Severance Proposal and Genzyme Executive Severance Policy

	AFL-CIO Proposal	Genzyme Policy
Cap	Benefits payable under future severance agreements with senior executives cannot exceed 2.99 times salary and bonus without shareholder approval	Benefits payable under Future Severance Agreements with Senior Executives cannot exceed 2.99 times salary and bonus without shareholder approval

Definition of Severance Agreement

“Severance Agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements

“Future Severance Agreement” means an employment, severance, termination, retirement, settlement or change in control agreement between the Corporation or any subsidiary and a Senior Executive providing for payments in connection with a Senior Executive’s termination of employment that is entered into after the adoption date of this Policy (rationale: to clarify that application of the policy is prospective, consistent with AFL-CIO’s statements in the text of the proposal that it is intending to address only “future” severance agreements).

The term “Future Severance Agreement” does not include (i) any employment, severance, termination, retirement, settlement, retention or change in control agreement that is assumed or acquired by Genzyme (rationale: Genzyme has no control over the entering into these contracts and would need to honor a target company’s existing obligations in an acquisition transaction), or (ii) any employment, severance, termination, retirement, settlement or change in control agreement in effect as of the adoption date of this Policy, including all modifications, renewals and extensions, unless such modification, renewal or extension provides for a change in the definition of Benefits that would result in a material increase in the amount of Benefits (rationale: because Genzyme’s Executive Severance Agreements automatically renew on an annual basis, this change was intended to clarify that the policy does not apply to existing severance agreements, consistent with AFL-CIO’s statements in the text of the proposal that it is intending to address only “future” severance agreements, while addressing the legitimate shareholder concern that the Company not amend existing agreements so as to increase the amount of benefits to be received by the executive.)

The term “Future Severance Agreement” does not include the following types of plans (or agreements entered into in connection with such plans), provided that the plan is applicable to one or more groups of employees in addition to Senior Executives:

•   Retirement plans,

•   Deferred compensation plans (as defined under Code section 409A),

•   Early retirement plans,

•   Workforce restructuring plans, and Retention plans.

(rationale: this exclusion is intended to address plans that are broad-based employee benefit plans, which are outside the scope of the legitimate shareholder concern of extra/special payouts given to senior executives)

Definition of Benefits

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive in the event of termination of the Senior Executive’s employment, including the contemporaneous payment of any “gross-up” tax liability with respect to any excise taxes under section 4999 of the Internal Revenue Code that may be imposed upon such severance payments, and (ii) the present value of special benefits or perquisites provided to a Senior Executive in the event of termination of the Senior Executive’s employment.

The exclusions from the definition of Benefits listed below generally are intended to provide clarity as to categories of payments that may be made by the Company after termination of employment for legitimate business reasons other than severance payments.

The term “Benefits” does not include (i) payments of salary, bonus, vacation pay, benefits or other amounts, including deferred compensation, that have been earned or accrued prior to the date of the Senior Executive’s termination of employment or that are otherwise attributable to the period preceding the date of the Senior Executive’s termination of employment (rationale: to clarify that earnings and benefits accrued but not paid prior to termination are not included in the calculation of benefits),

 (ii) payments made under any Future Severance Agreement intended to “make-whole” any forfeiture of benefits from a prior employer (rationale: intended to provide the CC with flexibility to offer a future Senior Executive a severance package in-line with what he is receiving at his current employer; recruiting tool), (iii) payments for consultancy or other services provided after termination of employment (rationale: it may be advantageous to the Company to engage a former Senior Executive on a consultancy basis and, if so, payments would be earned income), (iv) payments made in consideration of post-termination covenants, including covenants not to compete or to solicit the employment of Corporation employees (rationale: quid pro quo), (v) payments made in consideration of an asset held by the Senior Executive (rationale: quid pro quo), or (vi) any payment that the Board of Directors determines in good faith to be a reasonable settlement of any claim made against Genzyme (rationale: litigation settlement payments are not appropriately classified as severance payments).

The term “special benefits and perquisites” does not include (i) any benefits or perquisites provided under any plan, program, arrangement or practice of Genzyme that is applicable to one or more groups of employees in addition to Senior Executives (rationale: this exclusion is intended to address programs that are broad-based employee programs and outside the scope of the legitimate shareholder concern of extra/special payouts given to Senior Executives), or (ii) the value of any accelerated vesting of, or lapse of restriction on, any outstanding long-term incentive or equity-based award (or a pro-rata portion thereof), such as restricted shares/units, stock options and performance shares/units (rationale: we are unable to determine, at the time of entering into a severance agreement or granting an equity award, whether a Senior Executive will have any unvested equity awards at the time of severance, and if he did, what the value of that accelerated equity award might be)

Definition of Senior Executive	Not addressed	Section 16 officers

Interpretive Decision Making Authority	Not addressed

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time (rationale: provides clarity around interpretation of the policy).